Exhibit 16.1

September 17, 2015

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Panacea Global, Inc.’s Form 8-K dated September 15, 2015, and we are in agreement with the statements concerning our firm contained therein.

We have no basis to agree or disagree with any other matters reported therein.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas